Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

First Quarter 2023 Financial Results

Addison, Texas – April 17, 2023 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended March 31, 2023. The Company's net income available to common shareholders was $8.3 million, or $0.69 per basic share, for the quarter ended March 31, 2023, compared to $8.0 million, or $0.67 per basic share, for the quarter ended December 31, 2022 and $10.7 million, or $0.89 per basic share, for the quarter ended March 31, 2022. Return on average assets and average equity for the first quarter of 2023 were 1.01% and 11.18%, respectively, compared to 0.95% and 10.88%, respectively, for the fourth quarter of 2022 and 1.38% and 14.44%, respectively, for the first quarter of 2022. The increase in earnings during the first quarter of 2023, compared to the fourth quarter of 2022 was primarily due to a provision for credit losses of $2.8 million in the fourth quarter of 2022 and no provision in the first quarter of 2023. Noninterest expense was also $930,000 less in the current quarter than in the prior quarter. The decrease in net earnings compared to the first quarter of 2022 resulted from a reverse provision of $1.3 million, higher noninterest income of $1.6 million and lower noninterest expense of $888,000 in the prior year quarter. Our net core earnings†, excluding provisions for credit losses, income taxes and PPP1/PPP2 net income are described further in a table below.

"The first quarter of 2023 was very eventful, as we witnessed two bank failures, concerns about the health of the overall banking system, possible industry-wide deposit runoff and continued discussions of a recession. Despite these events, the strength of our business model is showing its resilience. We're well prepared to manage through the current environment, as we have in previous challenging cycles and downturns. We are also fortunate to be located in Texas, which continues to have a vibrant economy. Our balance sheet is strong because we continue to maintain a disciplined approach to credit and market risks. Our unrealized losses on all securities at the end of the month was a moderate 12.8% of total capital and our liquidity remains strong. We've designed very granular loan and deposit portfolios with strong core customer relationships, all of which creates strength and stability for our Company," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

RISK MANAGEMENT HIGHLIGHTS

In light of recent events, we are providing additional information below to highlight various risk management practices, as well as additional detail around the lower risk nature, composition and size of our loans, deposits and investment securities. These highlights help illustrate the more traditional and stable nature of our Bank model compared to others who have recently experienced liquidity and capital challenges.

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Granular and Reliable Deposit Base. As of March 31, 2023, we have 84,233 total deposit accounts with an average balance of $31,148. Excluding time deposits, 56.8% of our depositors have been customers of our Bank for more than 5 years and 89.0% have been customers for more than one year. We have a historically reliable core deposit base, with strong and trusted banking relationships, which was illustrated by an increase in total deposits of $8.3 million during March, despite general consumer uncertainty caused by the two bank failures in mid-March. Total deposits decreased $57.3 million in January, decreased by $8.8 million in February and increased by $8.3 million in March of 2023.

As of March 31, 2023, our deposits accounts consisted of the following:

	March 31, 2023
(dollars in thousands)	Balance	Number of Accounts	Average Balance	% of Total Deposits
Consumer	$1,379,264	71,635	$19	52.6%
Commercial	960,904	12,040	80	36.6%
Public funds	283,200	548	517	10.8%
Total deposits	$2,623,368	84,223	$31	100.0%

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Our level of uninsured deposits, excluding affiliate deposits (Guaranty-owned funds), public funds (all of which are collateralized) and director/officer accounts, is 30.3%. As of March 31, 2023, uninsured deposits consisted of the following:

	March 31, 2023
(dollars in thousands)	Balance	Uninsured Balance	% Uninsured of Total Deposits
Affiliate deposits	$13,768	$12,708	0.5%
Customers	2,267,628	686,464	26.2%
Public funds	283,200	267,072	10.2%
Directors and officers	58,772	27,835	1.1%
Total	$2,623,368	$994,079	37.9%

Excluding public funds	$(283,200)	$(267,072)
Excluding affiliate deposits	(13,768)	(12,708)
Total, excluding public funds and affiliate deposits	$2,326,400	$714,299	30.7%

Excluding directors and officers	$(58,772)	$(27,835)
Total, excluding public funds, affiliate deposits and directors and officers	$2,267,628	$686,464	30.3%

As an additional resource to our uninsured depositors, we implemented the IntraFi CDARS program in late March 2023, which we began offering to our customers beginning April 1, 2023. This program allows deposit customers to obtain full FDIC deposit insurance while maintaining one time deposit relationship with our Bank.

We continued to increase interest rates paid on deposits during the quarter in order to pay competitive rates, however noninterest-bearing deposits continue to represent 37.8% of total deposits. Our cost of interest-bearing deposits increased 83 basis points during the quarter from 1.08% in the prior quarter to 1.91%, representing a beta on interest-bearing deposits of approximately 96.4% for the linked quarter. Our cost of total deposits (cost of funds) for the first quarter of 2023 increased 54 basis points from 0.64% in the prior quarter to 1.18%, representing a beta on total deposits of approximately 62.7% for the linked quarter.

On a trailing 12 month basis, our cost of interest-bearing deposits increased 66 basis points, from 0.32% at March 31, 2022 to 0.98% at March 31, 2023, representing a beta on interest-bearing deposits of approximately 24.5%. Our cost of total deposits increased 39 basis points from 0.20% at March 31, 2022 to 0.59%, representing a beta on total deposits of approximately 14.5%.

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Granular Loan Portfolio and Concentration Risk. Loan concentrations create risk that should be closely monitored and limited. We do not have significant concentrations to any one borrower, industry or geography, other than loans within Texas. Our credit administration committee meets at least monthly and monitors the loan portfolio against internal guidelines and limits using NAICS codes, industry classifications, geography, call report codes and other metrics. Although our legal loan limit is nearly $54.2 million, we have an internal loan limit of $30.0 million and rarely approve large loans without a significant borrower relationship and robust underwriting. As shown in the table below, our large loan concentration commitments and outstanding balances as of March 31, 2023 are reasonable:

	March 31, 2023
(dollars in thousands)	Number of Accounts	Total Commitment	Balance	Weighted Average LTV
> $ 5 million	65	$459,788	$363,314	69.99%
> $ 10 million	10	139,513	93,544	50.98%
> $ 20 million	2	43,240	31,103	58.22%
Total	77	$642,541	$487,961	65.07%

Commercial real estate (CRE) loans, particularly office related loans, have received increased scrutiny in recent months. Our CRE loans and real estate C&D loans represent 37.9% and 15.7% of the total loan portfolio, respectively. Office related loans represent 4.0% of the total loan portfolio, have an average balance of $504,000, 46.5% are owner occupied and only 21 of the 189 loans have committed balances over $1.0 million.

The table below illustrates the diversity of our portfolio as well as the relatively large number of lower average balance loans as of March 31, 2023:

	March 31, 2023
(dollars in thousands)	Balance	Number of Accounts	Average Balance	% of Total Loans
Commercial and industrial	$295,936	1,893	$156	12.4%
Real estate:
Construction and development	372,203	902	413	15.7%
Commercial real estate	900,190	1,057	852	37.9%
Farmland	190,802	527	362	8.0%
1-4 family residential	499,944	2,999	167	21.0%
Multi-family residential	44,760	36	1,243	1.9%
Consumer	60,163	4,331	14	2.5%
Agricultural	13,545	336	40	0.6%
Overdrafts	270	—	—	0.0%
Total loans	$2,377,813	12,081	$197	100.0%
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Good Asset Quality. Nonperforming assets as a percentage of total assets were 0.40% at March 31, 2023, compared to 0.32% at December 31, 2022 and 0.08% at March 31, 2022. Net charge-offs (annualized) to average loans were 0.00% for the quarter ended March 31, 2023, compared to 0.01% for the quarter ended December 31, 2022, and 0.02% for the quarter ended March 31, 2022. Consistent with our CECL methodology, we calculated and recorded a provision for credit losses of $2.8 million during the fourth quarter of 2022, as we incorporated recession forecasts for 2023 into our CECL model at that time. Due to minimal loan growth, minimal net charge-offs and minimal downward risk rating migrations during the first quarter of 2023, no additional ACL provision was necessary.
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Conservative Investment Portfolio. Our investment policies and strategies only allow for non-complex investments with little or no credit risk. Strategically, we strive to maintain an average life in the portfolio of five years or less, with longer duration securities usually in high quality municipal bonds in areas we are familiar with. We also monitor portfolio cash flows to ensure a good source of near term liquidity, as well as defensive cash flows as duration extends. During late 2021 and early 2022, we had significant excess cash but did not believe the low yields on investments at that time warranted the interest rate risk. To slightly improve the yields meant investing in securities with much longer lives. Because of this disciplined approach, our total unrealized losses, including both AFS and HTM securities are manageable and low. The table below presents total unrealized losses as of March 31, 2023, along with estimated unrealized losses if interest rates increase or decrease by 100 basis points.

	March 31, 2023		Net Unrealized Loss
(dollars in thousands)	Amortized Cost	Estimated Fair Value	-100 bps	Actual	+100 bps
Available for sale	$193,121	$173,744	$(11,295)	$(19,377)	$(27,366)
Held to maturity	482,305	450,505	(14,770)	(31,800)	(49,041)
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Strong Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, remain solid. We are taking advantage of low stock prices to repurchase shares of Company stock. During the first quarter of 2023, we repurchased 25,709 shares at an average price of $28.95 per share. Our liquidity ratio, calculated as cash, fed funds sold and non-pledged investments divided by total liabilities, was 14.7% as of quarter-end. Contingent liquidity sources and availability as of March 31 are provided below. Although we do not plan to access the Federal Reserve's Bank Term Funding Program (BTFP), we have $282.3 million of borrowing capacity based on the value of unpledged, par-value, securities available as collateral for this line. The table below shows our total lines of credit, current borrowings as of March 31, 2023 and total amounts available for future borrowings, if necessary.

	March 31, 2023		Total Available for Future Liquidity
(dollars in thousands)	Line of Credit	Borrowings
FHLB advances	$1,097,558	$340,000	$757,558
Federal Reserve discount window	243,900	—	243,900
Correspondent bank lines of credit	50,000	—	50,000
Federal Reserve Bank Term Funding Program	282,342	—	282,342
Total liquidity lines			$1,333,800

The table below provides total equity information as if the unrealized loss on HTM securities was recognized as a reduction in total equity. This information illustrates the strength of our capital, even with net unrealized losses on all investment securities considered.

(dollars in thousands)	March 31, 2023
Total equity(1)	$300,270
Less: net unrealized loss on HTM securities, tax effected	(25,123)
Total equity, including net unrealized loss on AFS and HTM securities†	$275,147

Net unrealized loss on AFS securities, tax effected	15,308
Net unrealized loss on HTM securities, tax effected	25,123
Net unrealized loss on AFS and HTM securities, tax effected	$40,431

Net unrealized loss on securities as % of total equity(1)	13.5%
Total equity before impact of unrealized losses†	$315,578
Net unrealized loss on securities as % of total equity before impact of unrealized losses†	12.8%

Total average assets	$3,325,005
Total equity to average assets	9.0%
Total equity, adjusted for tax effected net unrealized loss, to average assets†	8.3%

(1) Includes the net unrealized loss on AFS securities, tax effected, of $15,308.
† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Participation in the PPP1 and PPP2 program, as well as economic and COVID-related provisions for credit losses, created temporary extraordinary results in the calculation of net earnings and related performance ratios in previous quarters. The following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2023	2022
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Net earnings attributable to Guaranty Bancshares, Inc.	$8,281	$8,022	$10,903	$10,784	$10,738
Adjustments:
Provision for credit losses	—	2,800	600	—	(1,250)
Income tax provision	1,823	1,764	2,363	2,472	2,235
PPP loan interest and fees	(2)	(1)	(57)	(436)	(783)
Net core earnings attributable to Guaranty Bancshares, Inc.†	$10,102	$12,585	$13,809	$12,820	$10,940

Total average assets	$3,325,005	$3,346,358	$3,337,348	$3,209,440	$3,146,339
Adjustments:
PPP loans average balance	(519)	(539)	(1,159)	(8,885)	(36,720)
Total average assets, adjusted†	$3,324,486	$3,345,819	$3,336,189	$3,200,555	$3,109,619
Total average equity	$300,449	$292,471	$290,806	$291,312	$301,579

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.01%	0.95%	1.30%	1.35%	1.38%
Net earnings to average equity (annualized)	11.18	10.88	14.87	14.85	14.44
Net core earnings to average assets, as adjusted (annualized)†	1.23	1.49	1.64	1.61	1.43
Net core earnings to average equity (annualized)†	13.64	17.07	18.84	17.65	14.71

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	11,939,593	11,938,973	11,907,233	11,968,227	12,109,074
Earnings per common share, basic	$0.69	$0.67	$0.92	$0.90	$0.89
Net core earnings per common share, basic†	0.85	1.05	1.16	1.07	0.90

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for credit losses, in the first quarter of 2023 and 2022 was $25.2 million and $24.3 million, respectively, an increase of $839,000, or 3.4%. The increase in net interest income resulted from an increase in interest income of $11.3 million, or 43.5%, which was offset by an increase in interest expense of $10.4 million, or 663.2%, compared to the prior year quarter. Interest income on loans increased $9.9 million, or 44.4%, during the current quarter compared to the prior year quarter. In addition, interest income from investment securities increased $1.0 million, or 32.7%, from the same quarter in the prior year. The increase in interest expense was due primarily to a $6.4 million increase in interest expense on deposits, and a $3.7 million increase in interest expense on FHLB advances and federal funds purchased. These increases were primarily due to rising interest rates between the two periods.

Net interest margin, on a fully taxable equivalent basis, for the first quarter of 2023 and 2022 was 3.24% and 3.37%, respectively. Net interest margin decreased 13 basis points primarily due to interest bearing liabilities repricing faster than our interest-earning assets. The cost of interest-bearing liabilities increased 208 basis points from the prior year quarter, while interest earning asset yields increased 126 basis points. The increase in yield on interest-earning assets resulted in part from average loan yields increasing from 4.66% for the first quarter of 2022 to 5.46% for the first quarter of 2023, an increase of 80 basis points and an increase in yields of available for sale and held to maturity securities of 35 and 73 basis points, respectively, from the prior year quarter. Loans increased $363.8 million, or 18.1%, from March 31, 2022. The weighted average yield on new loans originated in the first quarter was 7.27%. Our loan growth is a result of internally generated sources and is not from loan purchases from other originators. The increase in the cost of interest-bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 0.29% to 1.91%, a change of 162 basis points, in the first quarter of 2023 compared to the same period in 2022, as well as increased rates on FHLB advances, which increased from 0.49% to 4.94%, an increase of 445 basis points, from the prior year quarter.

Net interest income, before the provision for credit losses, decreased $3.2 million, or 11.3%, from $28.4 million in the fourth quarter of 2022 to $25.2 million in the first quarter of 2023. The decrease in net interest income resulted primarily from an increase in interest expense of $4.6 million, or 62.8%, while interest income increased $1.4 million, or 4.0%. Loan interest income increased $2.0 million, or 6.5%, from the prior quarter. Average yield increased from 5.19% in the fourth quarter of 2022 to 5.46% in the first quarter of 2023. Those increases were partially offset by an increase in interest expense on interest-bearing deposits of $3.2 million, or 72.7% and FHLB advances of $1.4 million, or 56.7%, from the fourth quarter of 2022 to the first quarter of 2023.

Net interest margin, on a taxable equivalent basis, decreased from 3.57% for the fourth quarter of 2022 to 3.24% for the first quarter of 2023, a decrease of 33 basis points. The decrease in net interest margin was primarily due to an increase in the cost of interest-bearing deposits from 1.08% in the fourth quarter to 1.91% in the first quarter of 2023, a change of 83 basis points, while loan yield only increased from 5.19% for the fourth quarter of 2022 to 5.46% for the first quarter of 2023, a change of 27 basis points.

During the first quarter of 2023, we recorded no provision for credit losses. During the fourth quarter of 2022, we recorded a $2.8 million provision to incorporate economic forecasts for a recession into our CECL model. The factors that were adjusted in the fourth quarter of 2022 are still relevant and the economic projections remain consistent. Furthermore, there was minimal growth in the loan portfolio during the quarter, risk ratings have remained consistent and no other qualitative factors necessitated significant changes during the first quarter 2023. As of March 31, 2023 and December 31, 2022, our allowance for credit losses as a percentage of total loans was 1.34%.

Noninterest income decreased $1.6 million, or 24.3%, in the first quarter of 2023 to $4.9 million, compared to $6.5 million for the first quarter of 2022. The decrease from the same quarter in 2022 was due primarily to a decrease in other noninterest income of $1.0 million, or 61.1%, which resulted from a net gain of $685,000 in the prior year quarter from the termination of three interest rate swaps, that was not present in the current quarter, as well a $171,000 negative swing on the fair value of SBA servicing assets from the prior period to the current period. There was also a decrease in the gain on sale of loans of $591,000, or 65.3%, an $84,000, or 72.4%, decrease in warehouse lending fees, and a $63,000, or 48.1%, decrease in mortgage fee income. These decreases were partially offset by a $101,000, or 10.3%, increase in service charge fee income, a $93,000, or 100.0%, increase in the net realized gain on sale of securities and an increase in merchant and debit card fees of $63,000, or 3.9%, compared to the same quarter in the prior year.

Noninterest expense increased $888,000, or 4.7%, in the first quarter of 2023 to $20.0 million, compared to the first quarter of 2022. The increase in noninterest expense in the first quarter of 2023 was driven primarily by a $732,000, or 6.3%, increase in employee compensation and benefits due to higher salaries of $610,000, higher insurance expense of $261,000, and partially offset by lower bonus expense of $392,000. Software and technology expense increased $187,000, or 15.5%, compared to the first quarter of 2022, due to additional technology investments and an increase in the cost of our core processing software. Other noninterest expense increased $155,000, or 15.1%, due to a $69,000 increase in customer related check and wire transfer losses, a $25,000 increase in contributions, a $19,000 increase in postage and an $18,000 increase in training and education during the first quarter of 2023. The increases were partially offset by a $187,000, or 24.3%, decrease in legal and professional fees and a $140,000, or 34.4%, decrease in advertising and promotions fees during the first quarter of 2023 compared to the same quarter of 2022. Amortization expense also fell $58,000, or 26.5%, from the prior year quarter.

Noninterest income in the first quarter of 2023 decreased by $217,000, or 4.2%, from $5.1 million in the fourth quarter of 2022. The decrease is due primarily due to a $79,000, or 45.9%, decrease in the net realized gain on the sale of securities quarter-over-quarter. Other noninterest income also decreased $53,000, or 7.4%, primarily due to a $41,000 downward adjustment of the SBA servicing asset, while merchant and debit card fee income decreased $37,000, or 2.2%.

Noninterest expense decreased $930,000, or 4.5%, in the first quarter of 2023, from $20.9 million for the quarter ended December 31, 2022. The decrease is primarily due to a $221,000, or 45.3%, decrease in advertising and promotion expense, a $196,000, or 25.2%, decrease in legal and professional fees, a $141,000, or 19.1%, decrease in ATM and debit card expense, a $129,000, or 8.5%, decrease in software and technology expense and a $135,000, or 10.2%, decrease in other noninterest expense during the first quarter of 2023 compared to the fourth quarter of 2022.

The Company’s efficiency ratio in the first quarter of 2023 was 66.41%, compared to 61.94% in the prior year quarter and 62.42% in the fourth quarter of 2022.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.36 billion at March 31, 2023, compared to $3.35 billion at December 31, 2022 and $3.19 billion at March 31, 2022.

Gross loans decreased $363,000, or 0.02%, to $2.38 billion at March 31, 2023, compared to loans of $2.38 billion at December 31, 2022. Loan growth has remained relatively flat as we have tightened credit underwriting standards and borrowers have responded to the increases in interest rates with fewer requests.

Gross loans increased $363.8 million, or 18.1%, from $2.01 billion at March 31, 2022. The increase in gross loans during the first quarter of 2023 compared to the first quarter of 2022 resulted from organic loan growth and was partially offset by a $18.8 million reduction in PPP loan balances during the period. Excluding PPP and warehouse lending loans, gross loans increased $398.4 million, or 20.2%, from March 31, 2022.

Total deposits decreased by $57.8 million, or 2.2%, to $2.62 billion at March 31, 2023, compared to $2.68 billion at December 31, 2022, and decreased $174.0 million, or 6.2%, from $2.80 billion at March 31, 2022. The decrease in deposits during the quarter resulted from a decrease in noninterest-bearing deposits of $59.6 million, offset by an increase in interest-bearing deposits of $1.8 million. Total deposits decreased $57.3 million and $8.8 million in January and February of 2023, but increased by $8.3 million in March 2023, despite the concerns regarding the mid-March bank failures. The decrease in deposits during the current quarter compared to the prior year quarter resulted primarily from a decrease in noninterest-bearing deposits of $73.3 million and a decrease in interest-bearing deposits of $100.8 million.

Nonperforming assets as a percentage of total loans were 0.57% at March 31, 2023, compared to 0.46% at December 31, 2022 and 0.13% at March 31, 2022. The Bank's nonperforming assets consist primarily of nonaccrual loans. Four loans were added to nonaccrual status in the second quarter of 2022 and are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans, acquired in the June 2018 acquisition of Westbound Bank, with combined book balances of $6.7 million as of March 31, 2023. These loans, collateralized by two hotels, were identified as problem assets prior to COVID-19 but obtained government stimulus and other relief which allowed the two related borrowers to remain current through early 2022. Management continues to work toward a satisfactory resolution for these four loans, however, in the event of foreclosure, a significant loss is not expected due to estimated current collateral values and the SBA guarantees. Another previously classified loan was downgraded to non-accrual status during the fourth quarter of 2022 with a principal balance of $1.4 million. The loan is considered well-secured and has a low loan-to-value ratio with guarantor support. Management expects this loan will be paid in full in the near future. No losses are anticipated.

Total equity was $300.3 million as of March 31, 2023, compared to $295.6 million at December 31, 2022 and $291.9 million at March 31, 2022. The increase from the previous quarter resulted primarily from net income of $8.3 million, offset by a decrease in accumulated other comprehensive loss of $450,000 due to fluctuations in the fair value of available for sale securities during the period, by the payment of dividends of $2.7 million and repurchase of Company stock of $744,000 during the first quarter of 2023.

Nonperforming assets as a percentage of total assets were 0.40% at March 31, 2023, compared to 0.32% at December 31, 2022, and 0.08% at March 31, 2022.

	As of
	2023	2022
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ASSETS
Cash and due from banks	$59,030	$52,390	$48,010	$56,545	$58,788
Federal funds sold	95,400	47,275	71,875	2,425	139,300
Interest-bearing deposits	3,695	6,802	4,284	12,053	24,003
Total cash and cash equivalents	158,125	106,467	124,169	71,023	222,091
Securities available for sale	173,744	188,927	197,944	196,095	306,704
Securities held to maturity	476,105	509,008	633,386	713,390	494,289
Loans held for sale	1,260	3,156	2,749	2,770	1,166
Loans, net	2,344,240	2,344,245	2,234,782	2,107,658	1,983,449
Accrued interest receivable	10,443	11,555	10,111	10,144	8,961
Premises and equipment, net	55,457	54,291	54,212	54,437	54,316
Other real estate owned	38	38	5	—	—
Cash surrender value of life insurance	38,619	38,404	38,194	37,979	37,352
Core deposit intangible, net	1,746	1,859	1,973	2,086	2,199
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	64,350	61,385	60,581	53,171	47,142
Total assets	$3,356,287	$3,351,495	$3,390,266	$3,280,913	$3,189,829
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$992,527	$1,052,144	$1,141,184	$1,105,756	$1,065,789
Interest-bearing	1,630,841	1,629,010	1,649,326	1,673,865	1,731,621
Total deposits	2,623,368	2,681,154	2,790,510	2,779,621	2,797,410
Securities sold under agreements to repurchase	13,338	7,221	7,592	7,871	11,090
Accrued interest and other liabilities	30,125	28,409	27,384	28,033	27,803
Line of credit	—	—	—	—	—
Federal Home Loan Bank advances	340,000	290,000	225,000	131,500	7,500
Subordinated debentures	49,186	49,153	51,119	51,053	54,146
Total liabilities	3,056,017	3,055,937	3,101,605	2,998,078	2,897,949

Equity attributable to Guaranty Bancshares, Inc.	299,700	294,984	288,084	282,255	291,282
Noncontrolling interest	570	574	577	580	598
Total equity	300,270	295,558	288,661	282,835	291,880
Total liabilities and equity	$3,356,287	$3,351,495	$3,390,266	$3,280,913	$3,189,829

	Quarter Ended
	2023	2022
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
STATEMENTS OF EARNINGS
Interest income	$37,144	$35,720	$32,476	$29,120	$25,893
Interest expense	11,982	7,362	4,179	2,269	1,570
Net interest income	25,162	28,358	28,297	26,851	24,323
Provision for credit losses	—	2,800	600	—	(1,250)
Net interest income after provision for credit losses	25,162	25,558	27,697	26,851	25,573
Noninterest income	4,905	5,122	5,803	6,081	6,479
Noninterest expense	19,967	20,897	20,237	19,694	19,079
Income before income taxes	10,100	9,783	13,263	13,238	12,973
Income tax provision	1,823	1,764	2,363	2,472	2,235
Net earnings	$8,277	$8,019	$10,900	$10,766	$10,738
Net loss attributable to noncontrolling interest	4	3	3	18	—
Net earnings attributable to Guaranty Bancshares, Inc.	$8,281	$8,022	$10,903	$10,784	$10,738

PER COMMON SHARE DATA
Earnings per common share, basic	$0.69	$0.67	$0.92	$0.90	$0.89
Earnings per common share, diluted	0.69	0.67	0.91	0.89	0.88
Cash dividends per common share	0.23	0.22	0.22	0.22	0.22
Book value per common share - end of quarter	25.13	24.70	24.18	23.69	24.14
Tangible book value per common share - end of quarter(1)	22.29	21.85	21.31	20.82	21.29
Common shares outstanding - end of quarter(4)	11,925,357	11,941,672	11,915,372	11,912,249	12,066,480
Weighted-average common shares outstanding, basic	11,939,593	11,938,973	11,907,233	11,968,227	12,109,074
Weighted-average common shares outstanding, diluted	12,012,004	12,048,475	12,032,391	12,098,983	12,260,945

PERFORMANCE RATIOS
Return on average assets (annualized)	1.01%	0.95%	1.30%	1.35%	1.38%
Return on average equity (annualized)	11.18	10.88	14.87	14.85	14.44
Net interest margin, fully taxable equivalent (annualized)(2)	3.24	3.57	3.59	3.61	3.37
Efficiency ratio(3)	66.41	62.42	59.35	59.80	61.94

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2023	2022
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$287,506	$303,373	$278,091	$268,812	$270,074
Real estate:
Construction and development	372,203	377,135	391,564	350,024	318,035
Commercial real estate	900,190	887,587	821,941	749,603	674,558
Farmland	190,802	185,817	179,402	166,309	186,982
1-4 family residential	499,944	493,061	467,983	450,929	430,755
Multi-family residential	44,760	45,147	43,025	55,985	42,021
Consumer	60,163	61,394	58,835	56,433	52,670
Agricultural	13,545	13,686	13,917	14,502	14,403
Warehouse lending	8,430	10,694	10,938	25,344	24,260
Overdrafts	270	282	369	435	303
Total loans(1)(2)	$2,377,813	$2,378,176	$2,266,065	$2,138,376	$2,014,061

	Quarter Ended
	2023	2022
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$31,974	$29,235	$28,997	$29,096	$30,433
Loans charged-off	(94)	(103)	(418)	(125)	(203)
Recoveries	73	42	56	26	116
Provision for credit loss expense	—	2,800	600	—	(1,250)
Balance at end of period	$31,953	$31,974	$29,235	$28,997	$29,096

Allowance for credit losses / period-end loans	1.34%	1.34%	1.29%	1.36%	1.44%
Allowance for credit losses / nonperforming loans	238.4	294.7	313.3	294.4	1,084.9
Net charge-offs / average loans (annualized)	0.00	0.01	0.07	0.02	0.02

NONPERFORMING ASSETS
Nonaccrual loans	$13,405	$10,848	$9,330	$9,848	$2,682
Other real estate owned	38	38	5	—	—
Repossessed assets owned	—	—	—	27	7
Total nonperforming assets	$13,443	$10,886	$9,335	$9,875	$2,689

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.57%	0.46%	0.41%	0.46%	0.13%
Total assets	0.40	0.32	0.28	0.30	0.08

(1) Excludes outstanding balances of loans held for sale of $1.3 million, $3.2 million, $2.7 million, $2.8 million, and $1.2 million as of March 31, 2023, and December 31, September 30, June 30, and March 31, 2022, respectively.

(2) Excludes deferred loan fees of $1.6 million, $2.0 million, $2.0 million, $1.7 million, and $1.5 million as of March 31, 2023, and December 31, September 30, June 30, and March 31, 2022, respectively.

	Quarter Ended
	2023	2022
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
NONINTEREST INCOME
Service charges	$1,077	$1,096	$1,146	$1,070	$976
Net realized gain on securities transactions	93	172	—	—	—
Net realized gain on sale of loans	314	310	338	882	905
Fiduciary and custodial income	638	642	576	638	642
Bank-owned life insurance income	214	209	215	207	211
Merchant and debit card fees	1,674	1,711	1,738	2,061	1,611
Loan processing fee income	134	150	192	232	187
Warehouse lending fees	32	37	59	79	116
Mortgage fee income	68	81	75	102	131
Other noninterest income	661	714	1,464	810	1,700
Total noninterest income	$4,905	$5,122	$5,803	$6,081	$6,479

NONINTEREST EXPENSE
Employee compensation and benefits	$12,264	$12,364	$11,851	$11,730	$11,532
Occupancy expenses	2,830	2,770	2,800	2,848	2,711
Legal and professional fees	583	779	503	773	770
Software and technology	1,396	1,525	1,409	1,339	1,209
Amortization	161	161	166	178	219
Director and committee fees	199	199	213	219	205
Advertising and promotions	267	488	378	320	407
ATM and debit card expense	599	740	723	674	578
Telecommunication expense	183	193	184	187	186
FDIC insurance assessment fees	301	359	272	237	233
Other noninterest expense	1,184	1,319	1,738	1,189	1,029
Total noninterest expense	$19,967	$20,897	$20,237	$19,694	$19,079

	Quarter Ended March 31,
	2023			2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,388,045	$32,157	5.46%	$1,937,000	$22,272	4.66%
Securities available for sale	184,572	1,068	2.35	328,737	1,618	2.00
Securities held to maturity	502,760	3,050	2.46	347,188	1,485	1.73
Nonmarketable equity securities	28,381	419	5.99	15,234	408	10.86
Interest-bearing deposits in other banks	34,986	450	5.22	334,871	110	0.13
Total interest-earning assets	3,138,744	37,144	4.80	2,963,030	25,893	3.54
Allowance for credit losses	(31,934)			(30,205)
Noninterest-earning assets	218,195			213,514
Total assets	$3,325,005			$3,146,339
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,624,610	$7,655	1.91%	$1,710,157	$1,242	0.29%
Advances from FHLB and fed funds purchased	310,103	3,774	4.94	37,722	46	0.49
Line of credit	—	—	—	3,778	34	3.65
Subordinated debt	49,164	540	4.45	30,492	246	3.27
Securities sold under agreements to repurchase	10,974	13	0.48	10,916	2	0.07
Total interest-bearing liabilities	1,994,851	11,982	2.44	1,793,065	1,570	0.36
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,002,793			1,027,429
Accrued interest and other liabilities	26,912			24,266
Total noninterest-bearing liabilities	1,029,705			1,051,695
Equity	300,449			301,579
Total liabilities and equity	$3,325,005			$3,146,339
Net interest rate spread(2)			2.36%			3.18%
Net interest income		$25,162			$24,323
Net interest margin(3)			3.25%			3.33%
Net interest margin, fully taxable equivalent(4)			3.24%			3.37%

(1) Includes average outstanding balances of loans held for sale of $1.7 million and $3.2 million for the quarter ended March 31, 2023 and 2022, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2023	2022
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Equity attributable to Guaranty Bancshares, Inc.	$299,700	$294,984	$288,084	$282,255	$291,282
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,746)	(1,859)	(1,973)	(2,086)	(2,199)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$265,794	$260,965	$253,951	$248,009	$256,923
Common shares outstanding(1)	11,925,357	11,941,672	11,915,372	11,912,249	12,066,480
Book value per common share	$25.13	$24.70	$24.18	$23.69	$24.14
Tangible book value per common share(1)	22.29	21.85	21.31	20.82	21.29

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as % of Total Equity

(dollars in thousands)	March 31, 2023
Total equity(1)	$300,270
Less: net unrealized loss on HTM securities, tax effected	(25,123)
Total equity, including net unrealized loss on AFS and HTM securities†	$275,147

Net unrealized loss on AFS securities, tax effected	15,308
Net unrealized loss on HTM securities, tax effected	25,123
Net unrealized loss on AFS and HTM securities, tax effected	$40,431

Net unrealized loss on securities as % of total equity(1)	13.5%
Total equity before impact of unrealized losses†	$315,578
Net unrealized loss on securities as % of total equity before impact of unrealized losses†	12.8%

Total average assets	$3,325,005
Total equity to average assets	9.0%
Total equity, adjusted for tax effected net unrealized loss, to average assets†	8.3%

(1) Includes the net unrealized loss on AFS securities, tax effected, of $15,308.
† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2023	2022
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Net earnings attributable to Guaranty Bancshares, Inc.	$8,281	$8,022	$10,903	$10,784	$10,738
Adjustments:
Provision for credit losses	—	2,800	600	—	(1,250)
Income tax provision	1,823	1,764	2,363	2,472	2,235
PPP loans, including fees	(2)	(1)	(57)	(436)	(783)
Net core earnings attributable to Guaranty Bancshares, Inc.	$10,102	$12,585	$13,809	$12,820	$10,940

Weighted-average common shares outstanding, basic	11,939,593	11,938,973	11,907,233	11,968,227	12,109,074
Earnings per common share, basic	$0.69	$0.67	$0.92	$0.90	$0.89
Net core earnings per common share, basic	0.85	1.05	1.16	1.07	0.90

NON-GAAP RECONCILING TABLES

	Three Months Ended March 31,		Three Months Ended December 31,
(dollars in thousands, except per share data)	2023	2022	2023
Net earnings attributable to Guaranty Bancshares, Inc.	$8,281	$10,738	$8,022
Adjustments:
Reversal of provision for credit losses	—	(1,250)	2,800
Income tax provision	1,823	2,235	1,764
PPP loans, including fees	(2)	(783)	(1)
Net core earnings attributable to Guaranty Bancshares, Inc.	$10,102	$10,940	$12,585

Weighted-average common shares outstanding, basic	11,939,593	12,109,074	11,938,973
Earnings per common share, basic	$0.69	$0.89	$0.67
Net core earnings attributable to Guaranty Bancshares, Inc. per common share, basic	0.85	0.90	1.05

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2023	2022
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
Net core earnings attributable to Guaranty Bancshares, Inc.	$10,102	$12,585	$13,809	$12,820	$10,940
Total average assets	$3,325,005	$3,346,358	$3,337,348	$3,209,440	$3,146,339
Adjustments:
PPP loan average balance	(519)	(539)	(1,159)	(8,885)	(36,720)
Total average assets, adjusted	$3,324,486	$3,345,819	$3,336,189	$3,200,555	$3,109,619
Net core earnings attributable to Guaranty Bancshares, Inc. to average assets, as adjusted (annualized)	1.23%	1.49%	1.64%	1.61%	1.43%
Total average equity	$300,449	$292,471	$290,806	$291,312	$301,579
Net core earnings attributable to Guaranty Bancshares, Inc. to average equity (annualized)	13.64%	17.07%	18.84%	17.65%	14.71%

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Total average interest-bearing deposits	$1,624,610	$1,627,442	$1,710,157
Adjustments:
Noninterest-bearing deposits	1,002,793	1,102,016	1,027,429
Total average deposits	$2,627,403	$2,729,458	$2,737,586

Total deposit-related interest expense	$7,655	$4,433	$1,242

Average cost of interest-bearing deposits	1.91%	1.08%	0.29%
Average cost of total deposits (cost of funds)	1.18	0.64	0.18

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share,” “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss first quarter 2023 financial results on Monday, April 17, 2023 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and Company CFO, and Shalene Jacobson, EVP and Bank CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through April 30, 2023 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of March 31, 2023, Guaranty Bancshares, Inc. had total assets of $3.4 billion, total loans of $2.4 billion and total deposits of $2.6 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruption; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com